Exhibit 10.21

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT is made on the 9th day of November, 2004.

BETWEEN:-

(1)	THE9 LIMITED a company incorporated in the Cayman Islands whose principal business address is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai, China (“The9”); and

(2)	OBJECT SOFTWARE LIMITED a company incorporated in the British Virgin Islands whose registered office is at P.O Box 71, Craigmuir Chamber, Road Town, Tortola, British Virgin Islands (“Object”).

WHEREAS:-

(1)	Pursuant to a currency swap letter agreement dated 2nd April, 2004 made between The9 and Object (“the Currency Swap Agreement”), Object elected by a letter dated 16th August, 2004 (“the Swap Election Letter”) to swap the sum of RMB14,850,000 (“the RMB Funds”) in exchange for US$1,800,000 (“the Swap Amount”). The RMB Funds were remitted by Object to Shanghai Jiucheng Information Technology Co., Ltd. on 18th August, 2004.

(2)	The9 had not remitted the sum of US$1,800,000 to Object on or before 16th September, 2004 which was the due date for such remittance under the Currency Swap Agreement and since 17th September, 2004 The9 and Object have been in dispute regarding this matter.

(3)	The9 allege that its failure to obtain a listing on Nasdaq in 2004 has been attributable to the fault, action or inaction of Object and that Object has been late in submitting financial statements to it.

(4)	The9 and Object have now agreed to resolve their dispute and wish to enter into this Memorandum of Agreement to record the terms and conditions of such resolution.

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.	The9 will forthwith remit to Object the sum of US$500,000 in partial settlement of the Swap Amount arising from the Currency Swap Agreement and the Swap Election Letter. This remittance shall be made to Object’s bank account in Hong Kong the details of which are as follows:-

Account Name: Object Software Limited

Bank: Standard Chartered Bank, Hong Kong

Account No: 362-10033181

The9 shall provide Object with a copy of the evidence showing the aforesaid remittance by 5:00 p.m. (Hong Kong time) on the day immediately following the date of this Agreement via facsimile transmission (fax no. (852) 2956 0576) marked for the attention of Richard Wallis.

2.	(1) As regards the balance of the Swap Amount, The9 shall settle the same by forthwith remitting on behalf of Object the equivalent of US$1,300,000 in RMB calculated at the market rate current at the time of remittance (“the RMB Equivalent”) to Object Software (Beijing) Co., Ltd (“Object Beijing”) to its account as follows:-

Account name: Object Software (Beijing) Co., Ltd

Account Number: 10724108092001

Bank: Bank of China, Beijing Branch, Haidian Sub-Branch, Zhichunlu office, Beijing, China

SWIFT CODE : BKCHCNBJ110

Bank address : No.100, Zhichun Road, Beijing, China

The9 shall provide Object with a copy of the evidence showing the aforesaid remittance by 5:00 p.m. (Hong Kong time) on the day immediately following the date of this Agreement via facsimile transmission (fax no. 86 10 8230 6885) marked for the attention of Mr. Persy Zhang.

(2) In making the remittance referred to in sub-clause (1) of this clause 2, The9 shall state on the bank remittance form that the remittance is made on behalf of Object Software Limited.

(3) Forthwith following the execution of this Memorandum of Agreement The9 shall make available to Object Beijing the chop of Liu Feng required for the operation of the following account of Object Beijing :-

Account Name: Object Software (Beijing) Co., Ltd

Account Number: 10703318092001

Bank Name: Bank of China, Beijing Branch, Haidian Sub Branch, Kexuecheng office, Beijing, China

3.	(1) If The9 shall fail to provide Object with copies of the evidence showing the remittances provided for in Clauses 1 and 2 (1) hereof this Memorandum of Agreement shall terminate forthwith and both parties shall be free to proceed against one another as if it had never been signed.

(2) All payments under this Memorandum of Agreement shall have a value date of not later than the date of payment specified in immediately available funds, and be free and clear of all deductions and withholdings of all kinds and descriptions.

4.	Object shall be entitled to elect by no later than 28th November, 2005 to swap the RMB Equivalent together with the sum of RMB7,174,282 (being the balance of the monies paid by The9 to Object in RMB pursuant to the Subscription and Purchase Agreement dated 2nd April 2004 between The9, Object and others relating to the acquisition of shares in Object (“the Acquisition Agreement”)) in exchange for US Dollars at the rate calculated in accordance with the terms of the new currency swap letter agreement the form of which appears in Exhibit “A” to this Memorandum of Agreement (“the New Currency Swap Agreement”). Forthwith following the execution of this Memorandum of Agreement, The9 and Object shall sign the New Currency Swap Agreement, which replaces and supersedes the Currency Swap Agreement.

5.	Object hereby confirms, acknowledges and undertakes to The9 that Object will forthwith following the execution of this Memorandum of Agreement deliver its audited accounts as of and for the period ended 30 June 2004 to The9 with such accounts making no reference to the dispute between Object and The9 in respect of the Currency Swap Agreement and the Swap Election Letter.

6.	(1) In consideration of Object agreeing to enter into this Memorandum of Agreement and be bound by the provisions hereof The9 acknowledges and agrees that if it fails to secure an IPO (as such term is defined in the Acquisition Agreement) in 2004 such failure will be in no way attributable to the fault, action or inaction of Object as alleged in the letter from The9 to Object dated 14th October, 2004.

(2) In consideration of Object agreeing to enter into this Memorandum of Agreement and be bound by the provisions hereof The9 hereby irrevocably and unequivocally releases, discharges and waives all claims, demands, rights, actions or proceedings whatsoever against Object or any of its past or present directors, officers or employees in relation to or arising from the late delivery of any financial statements to The9 and/or any act or omission of Object that amounts to a breach of the Acquisition Agreement and/or the shareholders’ agreement in relation to Object entered into between the The9, Object and others on 16th April 2004 (“the Shareholders’ Agreement”) in so far as any such late delivery, or act or omission has occurred prior to the date hereof.

7.	In consideration of The9 agreeing to enter into this Memorandum of Agreement and be bound by the provisions hereof, Object hereby irrevocably and unequivocally releases, discharges and waives, all claims, demands, rights, actions or proceedings whatsoever against The9 or any of its past or present directors, officers or employees, or Shanghai Jiucheng Information Technology Co., Ltd., in relation to or arising from (i) the breach by The9 of the terms of the Currency Swap Agreement and the Swap Election Letter; and/or (ii) the departure or any action or omission of Sheng Xia, the former financial controller of Object Software Limited and its subsidiaries, as alleged in a letter from Object’s solicitors Deacons to The9 dated 18th October 2004 and a letter from Object to The9 dated 19th October 2004; and/or (iii) any act or omission of The9 that amounts to a breach of the Acquisition Agreement and/or the Shareholders’ Agreement in so far as such act or omission has occurred prior to the date hereof; and/or (iv) the Promissory Note dated 16th April 2004 issued by The9; and/or (v) any act or omission of the person(s) nominated by The9 as director(s) or officer(s) of Object or any of its group companies.

8.	(1) Subject to sub-Clause (2) below, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Memorandum of Agreement and/or the New Currency Swap Agreement (collectively, “the Documents”) which relates to:

(i)	the provisions of any of the Documents;

(ii)	the negotiations relating to any of the Documents;

(iii)	the subject matter of any of the Documents; or

(iv)	the other party.

(2) Each party may disclose information which would otherwise be confidential if and to the extent:

(i)	required by the law of any relevant jurisdiction;

(ii)	required by any securities exchange or regulatory or governmental body to which such party is subject or submits, wherever situated;

(iii)	disclosed to the professional advisers, auditors and bankers of each party for the purpose of any of the Documents;

(iv)	the information has come into the public domain through no fault of that party; or

(v)	the other party has given prior written approval to the disclosure,

provided that any such information disclosed pursuant to sub-clause (i) or (ii) above shall be disclosed only after consultation with and notice to the other party.

9.	Each party to this Memorandum of Agreement represents and warrants to the other party that:-

(a)	it has full power, authority and legal right to execute and perform this Memorandum of Agreement;

(b)	it has taken all necessary legal and corporate action to authorise the execution and performance of this Memorandum of Agreement; and

(c)	this Memorandum of Agreement constitutes the legal, valid and binding obligations of such party in accordance with its terms.

10.	This Memorandum of Agreement shall be binding upon and inure for the benefit of the parties hereto and their respective successors and permitted assigns.

11.	No party hereto shall be entitled to assign this Memorandum of Agreement or its rights or obligations hereunder without the consent in writing of the other party hereto, which may if given be on such terms as to undertaking or indemnity or otherwise herein provided.

12.	This Memorandum of Agreement constitutes the entire agreement between the parties hereto and supersedes all previous or contemporaneous discussions, negotiations, agreements or understandings relating thereto, both written and oral, between the parties hereto with respect to the subject matter hereof and no party hereto shall rely on any representations or warranties except those expressly stated herein.

13.	This Memorandum of Agreement shall be governed by and construed in accordance with the laws of The Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Memorandum of Agreement or the transactions contemplated hereby, the parties hereto submit to the non-exclusive jurisdiction of the courts located in Hong Kong and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

14.	The provisions of Clause 13.2 of the Acquisition Agreement shall be deemed to be incorporated herein as if they were set forth herein in their entirety.

AS WITNESS the parties hereto have executed this Memorandum of Agreement on the day and year first above written.

SIGNED by	)
Director for and on behalf of	)
THE9 LIMITED	)
)
)
in the presence of:-)
)

GRETCHEN KING
10F Hong Kong Club Building
3A Chater Rd, Central, HK.

SIGNED by	)
Director for and on behalf of	)
OBJECT SOFTWARE LIMITED	)
)
)
in the presence of:-)
)

EXHIBIT A

NEW CURRENCY SWAP AGREEMENT

Object Software Limited

C/o Suite 4A,

No. 6 Knutsford Terrace,

Tsimshatsui,

Kowloon, Hong Kong

Attention: Mr. Richard Wallis

     November, 2004

Dear Sirs

Currency Exchange

We refer to the Memorandum of Agreement dated                      2004 made between ourselves and yourselves (“the Agreement”).

Definitions contained in the Agreement will have the same meanings when used herein.

In consideration of your agreeing to accept payment of the Swap Amount by payment of the sum of US$500,000 together with the payment on your behalf to Object Beijing of the RMB Equivalent in the manner set out in and subject to the terms of the Agreement, we hereby undertake to you that we will exchange the whole or part of the RMB Equivalent together with the sum of RMB7,174,282 (being the balance of the monies paid by us to you in RMB pursuant to the Acquisition Agreement) (“the RMB Swap Amount”) to for US$ at the average of the daily US$-RMB exchange rate quoted by the People’s Bank of China during the period commencing from the 31st July, 2005 (“the Base Date”) and ending on the 90th day thereafter at your request, which request may be given by you in writing to us at any time during the period commencing from the ninety-first (91st) day after the Base Date and ending on the 120th day after the Base Date. The date on which you shall deliver the relevant portion of the RMB Swap Amount to us and we shall deliver the US$ equivalent (calculated in the manner as mentioned above) to you shall be the day falling on the same date in the immediately following calendar month as the date of the written request and where such day is not a banking day in the People’s Republic of China, such delivery shall take place on the banking day immediately thereafter.

If you are agreeable to the above, please signify your agreement by signing the confirmation in the space provided below. Upon your signing of this letter, this letter will then constitute a contract between us and will replace and supersede the Currency Swap Agreement whereupon the Currency Swap Agreement shall be invalid and of no further force and effect.

We undertake to you that all payments made under this letter shall have a value date of not later than the date of payment specified in immediately available funds, and be free and clear of all deductions and withholdings of all kinds and descriptions.

Yours faithfully For and on behalf of The9 Limited

He Xudong
Chief Operating Officer
Date:

Confirmed and Agreed by:

For and on behalf of

Object Software Limited

Richard Alan Wallis
Chairman and CEO
Date: